FOR IMMEDIATE RELEASE
---------------------

CONTACTS:
Innovative Clinical Solutions, Ltd.
Michael Heffernan, President, CEO and Chairman
Gary Gillheeney, Chief Financial Officer and Treasurer
Tel: (401) 831-6755 Fax: (401) 831-6758



           Innovative Clinical Solutions Restructuring Plan Confirmed


Providence, RI, August 25, 2000----Innovative Clinical Solutions, Ltd. (OTC Bulletin Board: ICSL.OB) today announced that on August 25, 2000 the U.S. Bankruptcy Court confirmed the Company's reorganization plan to convert its $100 million debt into common equity. The Company expects to implement the plan and officially emerge from the Chapter 11 process within two weeks.

The Company intends to capitalize on its strengthened financial position to expand and integrate its 3 core business lines; Clinical Studies, Network Management and Healthcare Research.

"We are excited to have completed this process so quickly," stated Michael Heffernan, President and CEO of ICSL. "This financial recapitalization was a key step in the restructuring of our company, as we now have the financial flexibility needed to aggressively implement our growth plan."

Innovative Clinical Solutions, Ltd., headquartered in Providence, Rhode Island, provides services that support the needs of the pharmaceutical and managed care industries. The Company integrates its pharmaceutical services division with its provider network management division to create innovative solutions for its customers. The Company's services include clinical and economic research and disease management, as well as managed care functions for specialty and multi-specialty provider networks including more than 5,000 providers and close to 10 million patients nationwide. The Company's components include ICSL Clinical Studies, ICSL Healthcare Research and ICSL Network Management.

This press release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

Editor's Note:This release is available on the Internet at http://www.ICSLtd.net


10  Dorrance  Street,  Suite  400,  Providence,   RI  02903   Phone:401-831-6755
Fax:401-831-6758